EXHIBIT 99.1

SJW GROUP ANNOUNCES 2020 SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, August 6, 2020 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2020. SJW Group net income was $19.7 million for the quarter ended June 30, 2020, compared to $13.5 million for the same period in 2019. Diluted earnings per share were $0.69 and $0.47 for the quarters ended June 30, 2020 and 2019, respectively. Diluted earnings per share in 2020 includes $0.72 per share from ongoing operations offset by non-recurring expenses related to COVID-19 related reserves and expenses of $731,000 (net of tax) or $0.03 per share. Diluted earnings per share in 2019 includes $0.47 per share from ongoing operations and $0.06 per share of interest income earned on temporarily invested proceeds from our equity offering in December 2018, offset by $0.06 per share of non-recurring expenses related to the Connecticut Water Service, Inc. ("CTWS") merger.

The Company is affirming its 2020 guidance provided in the 2020 first quarter press release of a range of $1.95 and $2.05 per diluted share.

Operating revenue was $147.2 million for the quarter ended June 30, 2020, compared to $103.0 million in 2019. The $44.2 million increase in revenue was primarily attributable to $32.8 million in new revenue as a result of the merger with CTWS, $8.4 million in increased customer usage, and $1.6 million in cumulative water rate increases, partially offset by a $1.3 million decrease in the net recognition of certain balancing and memorandum accounts. In addition, we issued $2.2 million in customer rate credits in the prior year related to our billing settlement with the California Public Utilities Commission ("CPUC"). No similar rate credits were required in 2020.

Operating expenses for the quarter ended June 30, 2020, were $111.1 million, compared to $81.0 million in 2019, an increase of $30.1 million. Operating expenses include water production expenses for the second quarter of 2020 of $58.2 million compared to $42.1 million for the same period in 2019, an increase of $16.1 million. The increase in water production expenses was primarily attributable to $6.9 million in new CTWS expenses, $6.7 million due to a decrease in surface water supplies, $2.9 million in higher customer water usage, and $1.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by a $1.9 million decrease in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $14.1 million to $53.0 million from $38.9 million. The increase was primarily due to a $7.7 million increase in depreciation expenses, $4.5 million in higher general and administrative expenses, $3.3 million in higher property taxes and other non-income taxes, and $605,000 in higher maintenance expenses. The increases were primarily a result of inclusion of CTWS post-merger activities. In addition, we experienced $1.8 million in lower merger related expenses.

Other expense and income in the second quarter of 2020 included $4.1 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019 and $307,000 in new interest on Connecticut Water Company's $35.0 million Senior Notes issued in March 2020. Other expense and income in the second quarter of 2019 included $2.3 million of interest income earned on temporarily invested proceeds from our equity offering in December 2018. The proceeds were used to partially finance the CTWS merger and no similar income was earned in the second quarter of 2020.

The effective consolidated income tax rates for the quarters ended June 30, 2020 and 2019, were approximately 18% and 23%, respectively. The effective tax rate decreased primarily due to the flow-through impact of certain CTWS tax deductions.

Year-to-date net income was $22.1 million, compared to $19.4 million in 2019. Diluted earnings per share were $0.77 in the first six months of 2020, compared to $0.68 per diluted share for the same period in 2019. Diluted earnings per share in 2020 includes $0.86 per share from ongoing operations offset by non-recurring expenses related to the CTWS merger and integration fees of $1.4 million (net of tax) or $0.05 per share and COVID-19 related reserves and expenses of $1.2 million (net of tax) or $0.04 per share. Diluted earnings per share in 2019 includes $0.69 per share from ongoing operations and $0.11 per share of interest income earned on temporarily invested proceeds from our equity offering in December 2018, offset by $0.12 per share of non-recurring expenses related to the CTWS merger.

Year-to-date operating revenue increased by $82.4 million to $263.0 million from $180.6 million in the first six months of 2020. The increase was attributable to $60.2 million in new revenue as a result of the merger with CTWS, $14.4 million in increased customer usage, and $5.1 million in cumulative water rate increases. In addition, as previously noted we issued $2.2 million in customer rate credits in the prior year related to our billing settlement with the CPUC. No similar rate credits were required in 2020.

Year-to-date water production expenses increased to $102.0 million from $68.9 million in 2019. The $33.1 million increase was attributable to $13.1 million in new CTWS expenses, $12.1 million due to a decrease in the use of available surface water supplies, $8.2 million in higher customer water usage, and $3.0 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by a $3.4 million decrease in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $32.1 million to $109.5 million from $77.4 million. The increase was primarily due to a $13.9 million increase in depreciation expenses, $13.7 million in higher general and administrative expenses, $6.6 million in higher property taxes and other non-income taxes, and $2.4 million in higher maintenance expenses. The increases were primarily a result of inclusion of CTWS post-merger activities. In addition, we experienced $4.4 million in lower merger related expenses.

Other expense and income year-to-date for 2020 included $8.2 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019, $858,000 in new interest on San Jose Water Company's $80.0 million Senior Notes issued March 2019 and $307,000 in new interest on Connecticut Water Company's $35.0 million Senior Notes issued in March 2020. Other expense and income year-to-date 2019 included $4.2 million of interest income earned on temporarily invested proceeds from our equity offering in December 2018. The proceeds were used to partially finance the CTWS merger and no similar income was earned in 2020.

The effective consolidated income tax rates for the six-month periods ended June 30, 2020 and 2019, were approximately 17% and 24%, respectively. The effective tax rate decreased primarily due to the flow-through impact of certain CTWS tax deductions and lower pre-tax income.

About SJW Group

SJW Group is the second largest investor-owned pure play water and wastewater utility based on rate base in the United States, providing life-saving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California; Connecticut Water Company, Avon Water Company and Heritage Village Water Company in Connecticut; Maine Water Company in Maine; and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise and technological innovation to deliver outstanding service to customers, safeguard the environment, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "strategy," or "anticipates," or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus ("COVID-19") pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality; (5) climate change and the effects thereof; (6) the risk that the benefits expected from the merger of SJW Group and Connecticut Water Service, Inc. (the "Merger") will not be realized; (7) the risk that the integration of Connecticut Water Service, Inc. will be more difficult, time-consuming or expensive than anticipated; (8) the outcome of the California Public Utilities Commission's investigation in the Merger; (9) unexpected costs, charges or expenses resulting from the Merger or otherwise; (10) our ability to successfully evaluate investments in new business and growth initiatives; (11) the risk of work stoppages, strikes and other labor-related actions; (12) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences; (13) changes in general economic, political, business and financial market conditions; (14) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general stock and debt market conditions; and (15) legislative and general market and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
REVENUE	$147,209	102,965	$262,963	180,647
OPERATING EXPENSE:
Production Expenses:
Purchased water	25,889	26,381	41,823	40,043
Power	3,426	1,493	6,151	2,653
Groundwater extraction charges	18,583	9,100	33,611	15,963
Other production expenses	10,280	5,159	20,373	10,258
Total production expenses	58,178	42,133	101,958	68,917
Administrative and general	17,772	13,408	39,388	25,699
Maintenance	5,334	4,729	11,420	9,054
Property taxes and other non-income taxes	7,102	3,848	14,565	7,976
Depreciation and amortization	22,753	15,101	44,135	30,246
Merger related expenses	—	1,775	—	4,376
Total operating expense	111,139	80,994	211,466	146,268
OPERATING INCOME	36,070	21,971	51,497	34,379
OTHER (EXPENSE) INCOME:
Interest expense	(13,180)	(6,714)	(26,464)	(12,505)
Interest income on Money Market Fund	—	2,342	—	4,174
Gain on sale of real estate investment	—	745	—	745
Pension non-service cost	(7)	(907)	(52)	(1,828)
Other, net	1,048	517	1,805	907
Income before income taxes	23,931	17,954	26,786	25,872
Provision for income taxes	4,210	4,192	4,648	6,237
NET INCOME BEFORE NONCONTROLLING INTEREST	19,721	13,762	22,138	19,635
Less net income attributable to noncontrolling interest	—	224	—	224
SJW GROUP NET INCOME	19,721	13,538	22,138	19,411
Unrealized loss on investment, net of taxes of $50	10	—	(125)	—
SJW GROUP COMPREHENSIVE INCOME	$19,731	13,538	$22,013	19,411

EARNINGS PER SHARE:
Basic	$0.69	0.48	$0.78	0.68
Diluted	$0.69	0.47	$0.77	0.68
DIVIDENDS PER SHARE	$0.32	0.30	$0.64	0.60
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,508	28,440	28,499	28,432
Diluted	28,683	28,526	28,679	28,517

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2020	December 31, 2019
ASSETS
Utility plant:
Land	$34,929	34,395
Depreciable plant and equipment	3,031,451	2,988,454
Construction in progress	144,429	112,232
Intangible assets	32,826	33,424
Total utility plant	3,243,635	3,168,505
Less accumulated depreciation and amortization	1,004,776	962,019
Net utility plant	2,238,859	2,206,486

Real estate investments	58,023	57,699
Less accumulated depreciation and amortization	14,197	13,597
Net real estate investments	43,826	44,102
CURRENT ASSETS:
Cash and cash equivalents:
Cash	23,317	12,944
Restricted cash	—	5,000
Accounts receivable and accrued unbilled utility revenue	105,104	88,077
Current regulatory assets, net	5,691	6,472
Other current assets	11,431	9,553
Total current assets	145,543	122,046
OTHER ASSETS:
Regulatory assets, net	132,539	113,945
Investments	13,493	12,928
Goodwill	628,343	628,287
Other	7,374	4,676
	781,749	759,836
	$3,209,977	3,132,470

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$29	28
Additional paid-in capital	508,098	506,639
Retained earnings	387,003	383,191
Accumulated other comprehensive (loss) income	1	126
Total stockholders’ equity	895,131	889,984
Long-term debt, less current portion	1,315,979	1,283,597
Total capitalization	2,211,110	2,173,581
CURRENT LIABILITIES:
Lines of credit	146,671	117,209
Current portion of long-term debt	22,354	22,272
Accrued groundwater extraction charges, purchased water and power	26,614	17,211
Accounts payable	24,295	34,886
Accrued interest	12,390	13,140
Accrued payroll	12,064	11,570
Other current liabilities	13,578	18,279
Total current liabilities	257,966	234,567

DEFERRED INCOME TAXES	195,116	195,598
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	409,125	398,374
POSTRETIREMENT BENEFIT PLANS	113,983	108,044
OTHER NONCURRENT LIABILITIES	22,677	22,306
	$3,209,977	3,132,470